Exhibit 99.1

AITX Forecasts Approximately 300% Revenue Growth for FY 2025

Strong Revenue Growth and Strategic Investments Position AITX for Continued Success Throughout FY 2025

Detroit, Michigan, August 1, 2024 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, is pleased to announce its forecast for the fiscal year ending February 28, 2025, with projections for the current fiscal year.

FY 2025 Revenue Projections

For fiscal year 2025, which will close February 28, 2025, the Company anticipates a significant increase in total revenues, projecting between $5.5 million and $6.5 million, excluding contributions from RADCam™. RADCam, a product from subsidiary RAD Residential Inc., is forecasted to contribute an additional $200,000 to $800,000 in gross revenues in FY 2025.

As of August 1, 2024, AITX has grown to approximately $625,000 in recurring monthly revenue (RMR), which includes units that are deployed and invoicing, units deployed but not yet invoicing, and units that are contracted, but not yet deployed. This includes backlog of devices to be built, equating to an additional $150,000 in expected RMR once deployed. When this backlog is cleared and deployed, the Company expects to generate approximately an additional $85,000 per month from remote monitoring service contracts.

Steve Reinharz, CEO/CTO of AITX, commented, “I am pleased with AITX’s financial trajectory. Our revenue growth and increasing recurring monthly revenue demonstrate improving market acceptance of our solutions. This solid foundation allows us to continue investing in innovative technologies and expanding our product offerings, keeping us at the forefront of the security industry.”

Robotic Assistance Devices, Inc. (RAD), a key subsidiary, is projected to achieve cash flow break-even at an RMR between $700,000 and $800,000. This adjustment reflects an increase in selling, general, and administrative (SG&A) expenses due to staffing needs associated with ROAMEO and the resources required to support the expanding product line. Assuming that all projected units are deployed and generating RMR, a full year’s revenue run rate would approach $10 million, given today’s low attrition rate.

RAD forecasts an increase in RMR by March 1, 2025, to between $900,000 and $1.1 million.

Reinharz added, “We’re excited to see RAD achieve operational positive cash flow this fiscal year as we continue to spend and develop new solutions, including the further development of ROAMEO, RADDOG, RADPack, RAM, and RADCam.”

The Company identifies four major revenue streams:

1.	RAD stationary security solutions, including RIO™, ROSA™ and AVA™
2.	Mobile security and surveillance solutions including ROAMEO™ and RADDOG™
3.	RADCam for residential and small business security applications
4.	Remote monitoring contracts in support of all Company security solutions

RAD’s stationary solutions continue to be the primary revenue drivers for the Company, while the mobile solutions and RADCam show significant potential for future growth, justifying their continued R&D investments. Remote monitoring revenue, despite being largely a pass-through to third party partners, is expected to reach a $1 million annual recurring revenue (ARR) run rate this fiscal year, contributing a significant gross profit margin.

Reinharz concluded, “We are only five months into the fiscal year with seven months to go, and I am excited about the progress we are making. I look forward to providing further updates as we continue to execute our strategy and drive growth for the Company.”

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz